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Concentrix Client FAQs
Purpose of this document: FAQs for sales to communicate with Concentrix Clients
THIS IS NOT INTENDED TO BE A SOLICITATION FOR SUPPORT OF THIS TRANSACTION. FOR FULL DISCLOSURE PLEASE SEE PRESS RELEASE

1.	What are we announcing today?
Convergys and SYNNEX announced today a definitive agreement in which SYNNEX will acquire Convergys, which, at some point after closing, will be rebranded and integrated with its services division, Concentrix.
The transaction is expected to close by end of calendar year 2018.

The acquisition of Convergys will advance Concentrix’ position in the industry to one of the top leaders in the customer engagement space.

2.	Who is Convergys?

Convergys is a world leader in customer experience outsourcing and is a strategic complement to our own Concentrix business. They infuse innovation, insights, and operational excellence to make customer experience great.
Convergys delivers services in 58 languages, from more than 150 locations in 30 countries and has revenues of more than $2.7B.

3.	How will this change benefit you, our valued client?

We will be combining two great, industry-leading companies who have the passion, commitment, and capabilities to create next generation experiences and next generation business improvements globally, at scale, in 70 languages, from ~40 countries, across all 6 continents.

This transaction:

•	Enhances and expands Concentrix’ geographic footprint to one of the most robust in the industry

o	19 Languages added

o	12 New countries to Concentrix:

▪	France, Germany, Hungary, Italy, Netherlands, Sweden,

▪	Dominican Republic, El Salvador, Honduras

▪	Tunisia, Mauritius

▪	Egypt

•	Strengthens our expertise and capabilities in key strategic verticals – particularly: Banking & Financial Services, Healthcare, Technology, and Automotive

•	Increases the pool of exceptional global talent

o	Combined we will have more than 6000+ Six Sigma, COPC, Data Scientist credentialed staff

•	Improves operational excellence

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We view this transaction as a highly strategic investment in our ability to enhance the capabilities we can bring to you to help further future-proof your business by improving customer experience, customer loyalty, revenue & profits, and helping you to stay relevant, current, & differentiated in your market place.
We will reach out to discuss benefits and other information as soon as we can, however until close of the transaction, both companies will operate independently in all respects. It is business as usual until close.

4.	What are the stats of Convergys today?

a.	115,000 staff

b.	265 clients

c.	9 verticals

d.	58 Languages

e.	150 locations

f.	30 countries

g.	6 Continents

h.	20 years of experience

5.	What will be the stats of the combined business once the transaction closes?

•	$4.6B Revenue

•	225,000 staff

•	650+ clients

•	10 verticals

•	70 languages

•	275+ locations

•	~40 countries

•	6 Continents

•	34 years of experience

6.	Why is SYNNEX/Concentrix buying Convergys?

The acquisition of Convergys aligns with SYNNEX/Concentrix stated strategy and complements Concentrix’ value offering.
We believe the robust geographic reach, enhanced, operational excellence and additional thought leadership and talent are what our clients would like to see.
Clients continue to want fewer robust partners that are highly strategic and progressive while at the same time can execute the tactical flawlessly.
The combination of Convergys and Concentrix brings together two of the best organizations that complement each other exceptionally well and add incredible capabilities and value to our clients.
We believe the robust geographic reach, enhanced, exceptional operational excellence and additional thought leadership and talent are what our clients would like to see.

7.	What will be involved in this change?

You are extremely important to us and we will remain heavily invested and focused on providing you superior results.

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Until the close of this transaction, the businesses must operate independently… everything remains business as usual. After close of this transaction the only change we plan for you to experience is more value, more innovation, more capabilities, etc.

The team supporting you today – including executives, management, and delivery, is not expected to change. Having said that, upon close we will be welcoming new teammates that have exceptional talent and expertise. It is our intent that you will have visibility and interaction with additional team members who will add value.

8.	Are my points of contact going to change?

Our intent is that your points of contact will not change unless it is to enhance the value we provide and the business improvements we are collectively after. As we come closer to the close of this transaction we will provide more information and address questions you may have.

9.	What’s the name of the company after close?

Convergys will be rebranded as Concentrix; however, we expect that to take several months after close. We will give more details regarding the timing, etc. once we are able to release the integration plan.

10.	When will I get access to these new resources?

Shortly after close we will provide an update to you with these details. Our plan is to walk you through the new footprint and capabilities after close.

11.	How will I learn about more information?
Your Account Manager or Operations Manager will be reaching out to you to discuss this transaction in more detail after close. In addition, feel free to reach out to our Sr. Executives as well.

12.	What are the details of the transaction?
Please see the attached Press Release

Additional Information and Where to Find It
In connection with the proposed transaction between SYNNEX and Convergys, SYNNEX and Convergys will file relevant materials with the Securities and Exchange Commission (the “SEC”), including a SYNNEX registration statement on Form S-4 that will include a joint proxy statement of SYNNEX and Convergys that also constitutes a prospectus of SYNNEX, and a definitive joint proxy statement/prospectus will be mailed to stockholders of SYNNEX and shareholders of Convergys. INVESTORS AND SECURITY HOLDERS OF SYNNEX and CONVERGYS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain free copies of the registration statement and the joint proxy statement/prospectus (when available) and other documents filed with the SEC by SYNNEX or Convergys through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by SYNNEX will be available free of charge within the Investors section of SYNNEX’ website at http://ir.synnex.com or by contacting SYNNEX’ Investor Relations Department at

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510-668-8436. Copies of the documents filed with the SEC by Convergys will be available free of charge on Convergys’s website at http://investor.convergys.com/ or by contacting Convergys’s Investor Relations Department at (513) 723-7768.

No Offer or Solicitation
This communication is for informational purposes only and not intended to and does not constitute an offer to subscribe for, buy or sell, the solicitation of an offer to subscribe for, buy or sell or an invitation to subscribe for, buy or sell any securities or the solicitation of any vote or approval in any jurisdiction pursuant to or in connection with the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

Participants in Solicitation
SYNNEX, Convergys, and their respective directors and certain of their respective executive officers may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of SYNNEX is set forth in its Annual Report on Form 10-K for the year ended November 30, 2017, which was filed with the SEC on January 26, 2018, and its proxy statement for its 2018 annual meeting of stockholders, which was filed with the SEC on February 22, 2018. Information about the directors and executive officers of Convergys is set forth in its Annual Report on Form 10-K for the year ended December 31, 2017, which was filed with the SEC on February 21, 2018, and its proxy statement for its 2018 annual meeting of shareholders, which was filed with the SEC on March 16, 2018. Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the proposed transaction when they become available.

Forward-Looking Statements
DISCLOSURE NOTICE: This document contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 related to SYNNEX Corporation (“SYNNEX”), Convergys Corporation (“Convergys”) and the proposed acquisition of Convergys by SYNNEX. All statements other than statements of historical fact are forward-looking statements for purposes of federal and state securities laws. These forward-looking statements involve uncertainties that could significantly affect the financial or operating results of Convergys, SYNNEX or the combined company. These forward-looking statements may be identified by terms such as anticipate, believe, foresee, expect, intend, plan, may, will, could and should and the negative of these terms or other similar expressions. Forward-looking statements in this document include, among other things, statements about the potential benefits of the proposed acquisition, including future financial and operating results, plans, objectives, expectations and intentions; the anticipated timing of closing of the acquisition; and the methods SYNNEX will use to finance the cash portion of the transaction. In addition, all statements that address operating performance, events or developments that we expect or anticipate will occur in the future — including statements relating to creating value for stockholders, benefits of the proposed transactions to customers, vendors, employees, stockholders and other constituents of the combined company, integrating our companies, cost savings and the expected timetable for completing the proposed transaction — are forward-looking statements. These forward-looking statements involve substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Risks and uncertainties include, among other things, risks related to the satisfaction of the conditions to closing the acquisition (including the failure to obtain necessary regulatory and shareholder approvals) in the anticipated timeframe or at all; risks related to the ability to realize the anticipated benefits of the acquisition, including the possibility that the expected benefits from the proposed acquisition will not be realized or will not be realized within the expected time period; the risk that the businesses will not be integrated successfully;

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disruption from the transaction making it more difficult to maintain business, contractual and operational relationships; the unfavorable outcome of any legal proceedings that have been or may be instituted against SYNNEX, Convergys or the combined company; failure to protect proprietary or personally identifiable data against unauthorized access or unintended release; the ability to retain key personnel; negative effects of this announcement or the consummation of the proposed acquisition on the market price of the capital stock of SYNNEX and Convergys, and on SYNNEX’ and Convergys’s operating results; significant transaction costs, fees, expenses and charges; unknown liabilities; the risk of litigation and/or regulatory actions related to the proposed acquisition; the financing of the transaction; other business effects, including the effects of industry, market, economic, political or regulatory conditions; future exchange and interest rates; changes in tax and other laws, regulations, rates and policies; future business combinations or disposals; and competitive developments.

A further description of risks and uncertainties relating to SYNNEX and Convergys can be found in their respective most recent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the U.S. Securities and Exchange Commission (the “SEC”) and available at www.sec.gov.

Neither SYNNEX nor Convergys assumes any obligation to update the forward-looking statements contained in this document as the result of new information or future events or developments.

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